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                                                                     EXHIBIT 2.2



                                        July 7, 1997

Mr. Geoffrey Hammond
c/o Thomas J. Freed, Esq.
Cummings & Lockwood
107 Elm Street
Stanford, CT 06902

        RE: PARTY CITY CORPORATION/HAMMOND RETAILING OF PLANO EAST

Dear Mr. Hammond:

        The undersigned is aware that pursuant to your Developmental Agreement you intend to open a Party City franchise operation at the following address:

                Hammond Retailing of Plano East, LLC ("Hammond")
                Parker Central Plaza Shopping Center
                3308 N. Central Expressway
                Suite A
                Plano, Texas

        It is anticipated that the opening of the franchise will be on or about August 1, 1997.

        You are presently negotiating to sell eleven (11) existing franchise locations to Party City Corporation, however, this letter will address the franchise store about to open on or about August 1, 1997 ("New Store").

        Immediately upon execution of this Letter Agreement and upon the further execution of the following documents: (a) an Assignment of Lease by the lessee of the New Store with all requisite approvals required therein (i.e., landlord's consent); (b) a waiver of your developmental rights under your Developmental Agreement for the Dallas Fort Worth Area; and (c) the Letter of Intent for the sale of eleven (11) existing franchise locations, Party City Corporation (the "Corporation") will undertake to open the New Store on or about August 1, 1997 (no later than September 1, 1997). In that connection the Corporation will undertake and continue all pre-operating tasks, including completion of inventory, location of fixtures and normal pre-opening routines. Furthermore, the
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Mr. Geoffrey Hammond
c/o Thomas J. Freed, Esq.
July 7, 1997
Page 2

Corporation will reimburse you upon the acquisition of the eleven (11) Geoffrey Hammond affiliated stores (on or before September 1, 1997), for all of your pre-operating costs in connection with the New Store. These include, without limitation, your cost for inventory, cost for property, plant and equipment, reimbursement, for security deposits and normal prepaids ("Your Costs") assumption to certain obligations specifically related to the New Store, including without limitation, the Lease and open purchase orders from vendors as yet to be filled. All such costs will be pursuant to a written list furnished by Hammond to the Corporation together with the requisite back-up invoices. The Corporation will thereafter pay all additional costs required to open the New Store from the date of the execution of this letter and receipt of the above described documents on a going forward basis ("Corporation Costs").

         In the event that the Corporation does not complete the acquisition of eleven (11) Geoffrey Hammond affiliated stores by September 1, 1997 in accordance with the proposed letter of intent, then in that event: (a) Geoffrey Hammond will be required and agrees to repurchase the New Store and operate the New Store as a Franchise store under his Developmental Agreement, (b) the prepaid Franchise Fee applicable to the opening of this Franchise store will be credited to Hammond and furthermore, Hammond will be required to pay to the Corporation and the Corporation's Costs, (c) the Corporation shall be required to assign the Lease in question back to Hammond with all requisite approvals (i.e., landlord consent), (d) the Corporation shall return to Hammond any development rights previously waived by Hammond and (e) the Corporation shall remit to Hammond all revenue received in connection with the New Store. All Corporation Costs will be documented in a written list by the Corporation and with appropriate invoices to substantiate the same.

                                        Very truly yours,

                                        PARTY CITY CORPORATION


                                        By: /s/ David E. Lauber
                                            ------------------------------
                                            Name: David E. Lauber
                                            Title: Chief Financial Officer

HAMMOND RETAILING OF PLANO EAST, LLC


By: /s/ Geoffrey Hammond
    --------------------------------
    Name: Geoffrey Hammond
    Title: Manager